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                                                               EXHIBIT 99.e(iii)

             AMENDMENT NUMBER 1 TO PRINCIPAL UNDERWRITING AGREEMENT

Effective July 22, 1997, the following section is added as Section 19 to the Principal Underwriting Agreement:

      19. Sub-Accounting Services. In addition to your traditional distribution functions, you are authorized to appoint sub-agents to perform sub-accounting services as long as you have determined that 1) the services are necessary for the Company and not a duplication of services performed by the Company's transfer agent, 2) the sub-agent is competent to perform such services, and 3) the price per account is competitive with the prices charged by other third parties performing similar services. Such sub-accounting services may include:
a) the maintenance of separate records for each customer reflecting all account activities such as sales and purchases of the Company's shares, b) the transmittal to the Company of share purchase and redemption orders, c) the transmittal of periodic account statements, and d) the transmittal of customer proxy materials, reports and other information required to be sent to shareholders under the federal securities laws. Upon receipt of the invoice for such services, and after you verify the accuracy of the invoice, you are authorized to rebill, or cause to be billed, the Company for such services in the amount invoiced by the sub-agent.

                                  ITT Hartford Mutual Funds, Inc.
                                  on behalf of:

                                  ITT Hartford Capital Appreciation Fund
                                  ITT Hartford Dividend and Growth Fund
                                  ITT Hartford International Opportunities Fund ITT Hartford Small Company Fund
                                  ITT Hartford Stock Fund
                                  ITT Hartford Advisers Fund
                                  ITT Hartford Bond Income Strategy Fund
                                  ITT Hartford Money Market Fund

                                  By: /s/ Joseph H. Gareau
                                     -----------------------------------------
                                           Joseph H. Gareau
                                           President

Agreed to and Accepted:

Hartford Securities Distribution Company

By: /s/ Peter W. Cummins
   --------------------------------------
         Peter W. Cummins
         Vice President